EXHIBIT 23 (b)

INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
United National Bancorp:


We consent to incorporation by reference in the following Registration Statements filed on Form S-8: the United National Bancorp Stock Based Incentive Plan, dated May 19, 1993; the United National Bank Profit Sharing and 401(k) Plan dated March 16, 1994; and the United National Bank 1995 Stock Option Plan for Non-Employee Directors, dated June 28, 1995, of our report dated January 19, 1999, except for Note 2a, which is as of March 31, 1999, relating to the consolidated balance sheets of United National Bancorp and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 Annual Report on Form 10-K of United National Bancorp.

KPMG LLP

Short Hills, New Jersey
March 31, 1999